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                                                                EXHIBIT (P)(36)

   NOTE: THIS CODE OF ETHICS CONTAINS REPORTING PROVISIONS FOR ITS "ACCESS PERSONS" AS DEFINED AND REQUIRED BY RULE 204A-1 AS WELL AS PROVISIONS THAT EXCEED REQUIREMENTS OF RULE 204A-1 AND WOULD BE CONSIDERED "BEST PRACTICES."

                                CODE OF ETHICS

                            Adopted 1 January 2006

                          Revised as of December 2005

I.    INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients [and investors in investment funds managed by the Adviser] ("clients"). The Adviser's long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser's clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser's fiduciary duty to its clients and the Adviser's desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the "Code") containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser's clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.   DEFINITIONS

      1. Access Person means any partner, officer, [director][member] or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

      2. Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

      3. Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee. Note:
            Beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. See e.g. Rule 204A-1(e)(3).

      4. Covered Person means any director/manager, officer, employee or Access Person of the Adviser.

      5. Personal Account means any account in which a Covered Person has any beneficial ownership.

      6. Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

            (i)   Direct obligations of the Government of the United States;

            (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

            (iii) Shares issued by money market funds;

            (iv) Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a "Reportable Fund"); and

            (v) Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

      7. Restricted Security means any security that (1) a client owns or is in the process of buying or selling; or (2) the Adviser is researching, analyzing or considering buying or selling for a client.

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      8.    Short Sale means the sale of securities that the seller does not own. A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.  APPLICABILITY OF CODE OF ETHICS

      Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

      A Personal Account also includes an account maintained by or for:

    . A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

    .  Any immediate family members who live in the Covered Person's household;

    . Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

    . Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

          A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser's Compliance Officer.

          NOTE: As of 1 January 2006, this Adviser has no Access Person, and the CIO and Head Trader are the only Covered Persons.

IV.   RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

      1. General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

      2. Transactions in Personal Account. Each Access Person will provide the Compliance Officer full access to transactions and brokerage statements in his or her Personal Account. The Compliance Officer will monitor such Personal Accounts to ensure that transactions comply with the provisions of this Code of Ethics and are not likely to have any adverse economic impact on clients. In the event that the Compliance Officer identifies any security appearing both in the Personal Account of an Access Person and on the Restricted Security list, the Compliance Officer may determine and notify the Access Parson that action in the Personal Account must be taken to avoid possible conflict of interest. Note: Rule 204A-1 requires pre-clearance by Access Persons for proposed transactions in "limited offerings" and "initial public offerings." General preclearance is not required.

      3. Initial Public Offerings. An Access Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without prior written approval of the Compliance Officer. Note: Rule 204A-1 requires Access Persons to obtain preclearance of proposed transactions in IPOs.

      4. Private Placements and Investment Opportunities of Limited Availability. An Access Person may not acquire any beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability without prior written approval of the Compliance Officer. Note: Rule 204A-1 requires Access Persons to obtain preclearance of proposed transactions in Private Placements.

      5. Service on Boards of Directors; Other Business Activities. An Access Person may not serve as a director (or similar position) on the board or a member of a credit committee of any company unless the Access Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. Authorization will be based upon a

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            determination that the board service would not be inconsistent with the interest of any client account. At the time an Access Person submits the initial holdings report in accordance with Section V(b) of this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role. Note: Serving as a director is not prohibited; however, such service may raise insider trading issues, may cause clients to be "frozen" in the security for a period of time, and raises ADV disclosure issues.

      6. Gifts. A Covered Person is prohibited from using his or her position at the Adviser to obtain an item of value from any person or company that does business with the Adviser. Covered Persons are prohibited from accepting any gift greater than $100 in value from any person or company that does business with the Adviser or a private investment vehicle managed by the Adviser. Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if: a) they are not so frequent or of such high value as to raise a question of impropriety and b) the person providing the entertainment is present at the event. Note:
            Rule 204A-1 does not require that a Code of Ethics contain a gift policy, however, the SEC regularly asks that registered advisers provide information about gift policies during examinations.

      7. Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client.

V.    EXCEPTIONS FROM PRECLEARANCE PROVISIONS

      In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements of
      Section IV:

      1. Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

      2.    Purchases or sales pursuant to an Automatic Investment Plan;

      3.    Transactions in securities that are not Reportable Securities; and

      4. Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VI.   REPORTING

      1. Duplicate Copies of Broker's Confirmations and Account Statements to Adviser. Note: Rule 204A-1 requires personnel to submit reports only quarterly. In lieu of such reports, advisers may require confirms OR account statements. See Rules 204-2(a)(13) and 204A-1

      2. New Accounts. Each Access Person must notify the Compliance Officer promptly if the Access Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

      3. Disclosure of Securities Holdings. All Access Persons will, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer listing all of the securities in which the Access Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount if applicable of each reportable security in which the Access Person has any beneficial ownership);

            a. the names of any brokerage firms or banks where the Access Person has an account in which any securities are held.

            b. The statement must be dated the day the Access Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes an Access Person of the Adviser. Access Persons will annually submit to the Compliance Officer an updated statement, which must be current as of a date no more than 45 days prior to the date submitted. A form of the initial statement is set forth in Attachment C. Rule

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                  204A-1 requires the initial and annual reporting of
                  reportable securities. Also, Section VI(2) above is not specifically required by the Rule, but addresses disclosure lapses that have been the subject of SEC enforcement actions.

      4. Exceptions to Reporting Requirements. An Access Person need not submit any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control, or any report with respect to transactions effected pursuant to an automatic investment plan.

VII.  RECORDKEEPING

      The Compliance Officer maintain access for at least five (5) years copies of this Code of Ethics, statements of Access Persons, and records of actions taken by the Compliance Officer as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics. Note: Rule 204-2(a)(12)(iii) requires the Adviser to keep records of the written acknowledgements from the Adviser's supervised persons.

      The Compliance Officer will maintain a list of all Covered Persons (which includes all Access Persons) of the Adviser currently and for the last five (5) years. Such list is attached as Appendix A1.

      Broker confirmations and brokerage account statements of Access Persons may be kept electronically in a computer database.

VIII. OVERSIGHT OF CODE OF ETHICS

      1. Acknowledgment. The Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Person. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required by Rule 204A-1(a)(5) to annually sign and acknowledge their receipt of this Code of Ethics; such acknowledgment is included in certification as provided in Appendix Q.

      2. Review of Transactions. Each Access Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any Access Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser.

      3. Sanctions. Adviser's management, upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil judicial actions.

      4. Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

      5. ADV Disclosure. The Compliance Officer will ensure that the Adviser's Form ADV (1) describes the Code of Ethics on Schedule F of Part II and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

IX.   CONFIDENTIALITY

      All information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

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                                                                     APPENDIX H
                                                                   ATTACHMENT B

              INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT

                          Revised as of December 2005

To:           Compliance Officer
From:         [Access Person]
Subject: Personal Securities Transactions

--------------------------------------------------------------------------------

   Pursuant to the Code, you must submit an initial holdings report and an updated annual holdings report that lists all Reportable Securities (as defined in the Code) in which you have a direct or indirect Beneficial Ownership (as defined in the Code). You are not required to include all holdings of shares of open end investment companies (mutual funds).

   Kindly complete the form below and return it to the Compliance Officer. If this is an Initial Holdings Report, it must be submitted no later than 10 days after the date on which the undersigned became an Access Person. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

                   Title & Amount of Security            Name of Broker,
                (including exchange ticker symbol        Dealer or Bank
                or CUSIP number, number of shares Maintaining Account At Which
Date                  and principal amount)       Any Securities are Maintained
----            --------------------------------- -----------------------------




(Please attach additional pages if you require more space)

   I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above, except for the following:

Signed:
            ---------------------------
Print Name:
            ---------------------------
Date:
            ---------------------------

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